UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kidrin, Thomas

   c/o Worlds.com, Inc.
   15 Union Wharf
   Boston, MA  02109
   USA
2. Issuer Name and Ticker or Trading Symbol
   Worlds.com, Inc.
   WDDD
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   July 19, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (Right to buy) |$5.68   |3/16/|A   |V|125,000 -  |A,D|(1)  |(1)  |Common Stock|125,000|-      |125,000     |D  |-           |
                      |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to buy) |$6.00   |3/16/|A   |V|25,000 -   |A,D|(1)  |(1)  |Common Stock|25,000 |-      |25,000      |D  |-           |
                      |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to buy) |$9.00   |3/16/|A   |V|25,000 -   |A,D|(1)  |(1)  |Common Stock|25,000 |-      |25,000      |D  |-           |
                      |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Option (Right to buy) |$2.00   |7/19/|A   |V|80,000 -   |A,D|(2)  |(2)  |Common Stock|80,000 |-      |80,000      |D  |-           |
                      |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Option (Right to buy) |$2.00   |7/19/|A   |V|15,000 -   |A,D|(2)  |(2)  |Common Stock|15,000 |-      |15,000      |D  |-           |
                      |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  The option vests in three equal installments on March 16, 2001, 2002 and
2003.
(2)  The option vests in three equal installments on July 19, 2001, 2002 and
2003.
SIGNATURE OF REPORTING PERSON
/s/   Thomas Kidrin
DATE
August 7, 2000